Exhibit 99.1

Health Insurance Innovations, Inc. Reports First Quarter 2015 Results

Revenue Up 25.7% Over Q1 2014

TAMPA, FL — May 13, 2015 — (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc. (HII)(Nasdaq:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans today announced financial results for the first quarter ended March 31, 2015. The Company will host a live conference call today, Wednesday, May 13, 2015 at 5:00 p.m. EDT.

First Quarter 2015 Consolidated Financial Highlights

•	Revenue was $22.5 million, an increase of 25.7% over $17.9 million in the first quarter of 2014.

•	Total collections from customers, which our industry refers to as premium equivalents, was $38.3 million, an increase of 23.5% over $31.0 million in the first quarter of 2014.

•	EPS per diluted share was $0.01, compared to a net loss of $0.01 in the first quarter of 2014.

•	Adjusted EBITDA was $0.3 million, compared to $1.4 million in the first quarter of 2014.

•	Adjusted EPS was $0.01, compared to $0.06 in the first quarter of 2014.

See Reconciliations for collections from customers, Adjusted EBITDA and Adjusted EPS within this press release.

“We are pleased with our year-over-year revenue growth of 25.7% during the first quarter,” said Michael Kosloske, HII’s Chief Executive Officer and President. “As expected, our short term medical sales were unfavorably impacted during the first quarter by the government’s annual enrollment and the one-time special tax enrollment period for ACA plans, which just ended on April 30th. We are excited to have now entered our stronger selling season when the vast majority of health insurance shoppers are locked out of buying ACA plans. Looking forward, we believe that our leadership position in the growing ACA alternative and supplement market, the new term medical products we are bringing to market, as well as our strategic assets of HealthPocket.com and AgileHealthInsurance.com, all position us for sustained growth and market leadership.”

HealthPocket.com and AgileHealthInsurance.com Update

Headquartered in Mountain View, CA, HealthPocket, Inc. was acquired by HII in July 2014. HealthPocket provides consumers with access to its leading health insurance information as well as search and comparison technology through www.healthpocket.com. This free website allows consumers to easily compare and rank all health insurance plans available.

HealthPocket’s key metrics for the first quarter were as follows:

•	Health Plan Queries of approximately 667,000, representing 133% growth in the number of queries over the first quarter of 2014. A Health Plan Query is registered for each consumer that receives a health insurance quote on healthpocket.com.

•	Client Referrals of approximately 128,000, representing 146% growth over the number of referrals in the first quarter of 2014. Client Referrals are targeted phone and online referrals sold by HealthPocket to fulfillment partners or handled in-house by one of HII’s owned distributors.

•	Referral Mix of approximately 87%. Referral Mix is the percentage of Client Referrals that are core to HII’s business and available for purchase from HealthPocket by HII and its strategic partners.

See HealthPocket key metrics, within this press release.

“We were very pleased with HealthPocket’s strong growth in user adoption, which we measure by health plan queries and referrals. We well exceeded our goal of fulfilling more than 50% of HealthPocket’s Client Referrals thru HII and its key distribution partners, and we are making good progress leveraging HealthPocket’s data to bring to market new and affordable health insurance options for consumers,” said Bruce Telkamp, CEO of HealthPocket, Inc. and HII’s Direct to Consumer Division. “During the first quarter, we also made substantial technology and marketing investments into HII’s new direct to consumer business, AgileHealthInsurance.com, which we launched on May 5th. We are very excited about Agile and believe online sales will swiftly become a significant and incremental sales channel for HII,” continued Telkamp.

First Quarter Financial Discussion

Comparability between the quarters ended March 31, 2015 and 2014 is affected by two acquisitions made during the third quarter of 2014. For the quarter ended March 31, 2015, we operated as two operating segments: 1) Insurance Plan Development and Distribution (“IPD”) and 2) HealthPocket. For the quarter ended March 31, 2014, we operated as a single operating segment: IPD. The IPD segment comprises our business activities in designing, implementing and administering STM and other products and the distribution of those products to consumers via our distribution network or online purchases. The HealthPocket segment comprises the business activities of HealthPocket, including the development of HealthPocket.com and the generation of referral-based and other revenues. The financial discussion below is made at a consolidated level. Refer to the table that shows the financial results of our operating segments for the three months ended March 31, 2015 in this press release.

First quarter revenues of $22.5 million and premium equivalents of $38.3 million increased by 25.7% and 23.5%, respectively, over the same metrics for the first quarter of 2014. The increases were primarily due to the increase in the total number of policies in force as a result of our continuing expansion of our distribution network and attachment of ancillary products to our core medical products. A reconciliation of premium equivalents to revenues for the three months ended March 31, 2015, and 2014, is in the financial supplement included in this press release. By policy type, the 2015 first quarter mix of revenues was as follows: 54% short-term medical, 18% hospital indemnity, and 28% ancillary products, compared to 61% short-term medical, 17% hospital indemnity, and 22% ancillary products for the first quarter of 2014.

Adjusted gross margin, which is calculated starting with revenues and then adjusted for third party commissions, and credit card and ACH fees, increased to $11.2 million or 29.2% of premium equivalents for the first quarter of 2015, compared to $8.7 million of adjusted gross margin and 28.1% of premium equivalents in the same period in 2014. A reconciliation of premium equivalents to revenues and adjusted gross margin for the three months ended March 31, 2015 and 2014 is included within this press release.

Selling, general and administrative (“SG&A”) expenses were $11.2 million in the first quarter of 2015, compared to $7.9 million in 2014. The increase in SG&A expense was primarily driven by the impact of acquisitions and investments in growth initiatives to drive sustainable growth in 2015 and beyond.

EBITDA was $0.7 million in the first quarter of 2015, compared to $0.1 million in the same period in 2014. Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs and other non-cash items such as stock-based compensation. Adjusted EBITDA was $0.3 million in the first quarter of 2015, compared to $1.4 million in the same period in 2014. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the first quarter of 2015 and 2014 is included within this press release.

Cash and short term investments totaled $10.5 million at the end of the first quarter of 2015, and the Company has no debt. In December 2014, HII entered into a three year revolving line of credit for $15 million with SunTrust Bank, N.A. The establishment of this credit facility is consistent with the Company’s strategy of ensuring that the company has more than ample liquidity to fund operations.

2015 Outlook

HII expects year-over-year revenue growth and profitability in 2015

“We will continue our record of profitable growth, while making key investments to capitalize on the large market opportunity in front of us. Our top investment areas are launching new affordable alternatives and supplements to ACA Marketplace plans and a scalable online distribution platform for our proprietary health plans. We expect substantial sales contribution from these investments in the second half of this year. Most importantly, we believe these investments will drive market leadership, long term growth and value for HII,” stated Kosloske.

Our focus for 2015 continues to build on our four key business model strengths:

1)	Affordable products that are alternatives and supplements to ACA Marketplace plans

2)	Year-round Product Availability

3)	Data-driven Product Development

4)	Our newly launched Direct-to-Consumer Channel

Conference Call and Webcast

The company will host a live earnings conference call today at 5:00 p.m. Eastern time. All interested parties can join the call by dialing (877) 312-8797; or (678) 825-8236; the conference ID is 19884597. A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations’ website at http://investor.hiiquote.com/events.cfm. An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of millions of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation. HII’s data-centric, paperless business model is facilitated by its Consumer Division that provides real-time data used to identify opportunities and underserved needs in the health insurance market. Additional information about HII can be found at HiiQuote.com. HII’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing Term Health insurance products and HealthPocket.com, an independently managed free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on our current assumptions, expectations and belief and are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions (including our July 2014 acquisition of HealthPocket, Inc.), competition, changes and developments in the United States health insurance system and laws, and our ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HealthPocket Key Metrics

Health Plan Queries and Client Referrals are estimated metrics for HealthPocket website and phone activity. HealthPocket updates its tracking methodology periodically but does not apply or change its new methodology for reporting periods that were completed prior to the update.

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,517	$16,154
Cash held on behalf of others	4,756	5,744
Short-term investments	—	461
Accounts receivable, net, prepaid expenses and other current assets	1,887	2,332
Advanced commissions	8,022	5,973
Note receivable	1,014	—
Income taxes receivable	115	12

Total current assets	26,311	30,676
Property and equipment, net	996	526
Goodwill	41,076	41,076
Intangible assets, net	12,829	13,565
Other assets	1,204	329

Total assets	$82,416	$86,172

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,330	$11,397
Current portion of contingent acquisition consideration	2,254	2,647
Deferred revenue	150	64
Deferred tax liability	13	13
Due to member	229	229
Other current liabilities	192	189

Total current liabilities	12,168	14,539
Contingent acquisition consideration	1,205	1,753
Deferred tax liability	1,896	2,287
Due to member	512	387
Other liabilities	442	494

Total liabilities	16,223	19,460
Commitments and contingencies (Note 10)
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,910,085 and 7,900,085 shares issued, respectively; and 7,640,356 and 7,852,941 outstanding, respectively)	8	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 shares issued and outstanding, respectively)	7	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	44,637	42,647
Treasury stock, at cost (269,729 and 47,144 shares, respectively)	(2,793)	(347)
Accumulated deficit	(3,641)	(3,694)

Total Health Insurance Innovations, Inc. stockholders’ equity	38,218	38,621
Noncontrolling interests	27,975	28,091

Total stockholders’ equity	66,193	66,712

Total liabilities and stockholders’ equity	$82,416	$86,172

Condensed Consolidated Statements of Operations

(Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenues (premium equivalents of $38,281 and $30,951 for the three months ended March 31, 2015 and 2014, respectively)	$22,541	$17,927

Operating expenses:
Third-party commissions	10,834	8,882
Credit card and ACH fees	485	359
Selling, general and administrative	11,164	7,914
Depreciation and amortization	784	405

Total operating expenses	23,267	17,560

(Loss) income from operations	(726)	367

Other (income) expense:
Interest income	(7)	(15)
Fair value adjustment to contingent acquisition consideration	(491)	722
Other income	(148)	(60)

Net loss before income taxes	(80)	(280)
Benefit for income taxes	(336)	(32)

Net income (loss)	256	(248)
Net income (loss) attributable to noncontrolling interests	203	(174)

Net income (loss) attributable to Health Insurance Innovations, Inc.	$53	$(74)

Per share data:
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$0.01	$(0.01)

Diluted	$0.01	$(0.01)

Weighted average Class A shares outstanding
Basic	7,515,053	5,025,669
Diluted	7,714,339	5,025,669

Segment Operating Results

(Unaudited)

($ in thousands)

For the three months ended March 31, 2015, we operated as two reportable segments: 1) Insurance Plan Development and Distribution (“IPD”) and 2) HealthPocket. For the three months ended March 31, 2014, we operated as a single reportable segment, IPD. The IPD segment comprises our business activities in designing, implementing and administering STM and other products and the distribution of those products to consumers via our call center distribution network and online purchasing. The HealthPocket segment comprises the business activities of HealthPocket, including the development of HealthPocket.com and generation of referral-based and other revenues. Intercompany revenues are based on contracted rates for services provided, which generally are referrals provided by HealthPocket to IPD.

The following table shows the financial results of our operating segments for the three months ended March 31, 2015 ($ in thousands). For the three months ended March 31, 2014, we operated as a single reportable segment.

	IPD	HP	Inter-Segment Eliminations	Consolidated Total
Revenues	$22,112	$664	$(235)	$22,541
Other operating expenses	21,413	1,305	(235)	22,483
Depreciation and amortization	464	320		784

Total operating expenses	21,877	1,625	(235)	23,267
Other income	(646)	—	—	(646)
Net income (loss) before income taxes	881	(961)	—	(80)
Provision (benefit) for income taxes	54	(390)	—	(336)

Net income (loss)	827	(571)	—	256

Total assets as of March 31, 2015	$53,198	$29,953	$(735)	$82,416

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(Unaudited)

($ in thousands)

	Three months ended March 31,
	2015	2014
Net income (loss)	$256	$(248)
Interest income	(7)	(15)
Depreciation and amortization	784	405
Benefit for income taxes	(336)	(32)

EBITDA (1)	697	110

Non-cash stock-based compensation	61	405
Fair value adjustment to contingent consideration	(491)	722
Transaction costs	24	137
Tax receivable agreement liability adjustment	125	—
Other non-recurring charges	(70)	—

Adjusted EBITDA (2)	$346	$1,374

(1)	EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.
(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin

(Unaudited)

($ in thousands)

	Three months ended March 31,
	2015	2014
Premium equivalents	$38,281	$30,951
Less risk premium	14,906	12,340
Less amounts earned by third party obligors	834	684

Revenues	22,541	17,927

Third-party commissions	10,834	8,882
Credit card and ACH fees	485	359

Adjusted gross margin	$11,222	$8,686

(1)	Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, and enrollment fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.
(2)	Adjusted gross margin is defined as revenue less third party commissions and credit card and ACH fees. Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with GAAP. Adjusted gross margin is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share

(Unaudited)

($ in thousands except per share data)

	Three months ended March 31,
	2015	2014
Adjusted EBITDA (1)	$346	$1,374
Depreciation	(48)	(30)

Adjusted pre-tax income	298	1,344
Provision for income taxes	(113)	(511)

Adjusted net income (2)	$185	$833

Total diluted share count	14,556	13,593

Adjusted net income per share (3)	$0.01	$0.06

(1)	Adjusted EBITDA is calculated as set forth above under Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.
(2)	Adjusted net income is computed by subtracting depreciation (but not amortization of intangible assets) from adjusted EBITDA to determine adjusted pre-tax income, from which an assumed tax expense calculated at the 38% federal statutory rate is deducted. We have included adjusted net income in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.
(3)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

CONTACTS:

Health Insurance Innovations, Inc.:

Michael Hershberger

Interim Chief Financial Officer

(877) 376-5831 ext. 282

mhershberger@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966-3650

susan@sanoonan.com

Media Contact for HealthPocket.com:

Kevin McVicker

Shirley & Banister Public Affairs

(703) 739-5920 or (800) 536-5920

kmcvicker@sbpublicaffairs.com